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                                                            FINAL EXECUTION COPY




                            ASSET PURCHASE AGREEMENT

                                 By and Between

                                NorAm Energy, LLC

                               Provins Family, LLC

                                       And

                               O.I.L. ENERGY CORP.

                             (Collectively "Seller")

                                       and

                           AURORA ANTRIM NORTH, L.L.C.

                                  ("Purchaser")

                          Dated as of January 10, 2006

                                TABLE OF CONTENTS

ARTICLE 1. Definitions

         Section 1.01. Definitions


ARTICLE 2. Purchase and Sale

         Section 2.01. Purchase and Sale Section 2.02. Liabilities


ARTICLE 3. Purchase Price

         Section 3.01. Payments of Purchase Price

         Section 3.02. Purchase Price Adjustments

         Section 3.03. Post-Closing Adjustments of Purchase Price


ARTICLE 4. Representations and Warranties

         Section 4.01. Representations and Warranties of Seller

         Section 4.02. Representations and Warranties of Buyer

         Section 4.03. As Is Where Is

         Section 4.04. Actual Knowledge


ARTICLE 5. Covenants

         Section 5.01. Covenants and Agreements of Seller

         Section 5.02. Covenant and Agreement of Buyer.

         Section 5.03. Covenant and Agreement of Seller and Buyer:
                       Price Allocation


ARTICLE 6. Title Matters

         Section 6.01. Additional Title Opinions


ARTICLE 7. Conditions to Closing

         Section 7.01.     Conditions to Obligations of Seller.

         Section 7.02.     Conditions to Obligations of Buyer.

         Section 7.03.     Conditions to Obligations of Seller and Buyer.


ARTICLE 8. Closing

         Section 8.01. Date of Closing

         Section 8.02.     Place for Closing

         Section 8.03.     Closing Obligations


ARTICLE 9. Obligations after Closing

         Section 9.01. Operation of Properties

         Section 9.02. Sales Taxes; Recording Fees & Audit Fees

         Section 9.03. Indemnifications

         Section 9.04. Further Assurances

         Section 9.05. Survival of Representations, Warranties and
                       Indemnification Obligations

         Section 9.06. Access to Information

         Section 9.07. Limitation of Action

         Section 9.08. Post-Closing Audits and Disputes.


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ARTICLE 10. Dispute Resolution

         Section 10.01. Resolution of Disputes


ARTICLE 11. Miscellaneous

         Section 11.01. Exhibits and Schedules.

         Section 11.02. Expenses

         Section 11.03. Notices

         Section 11.04. Amendment

         Section 11.05. Assignment

         Section 11.06. Headings

         Section 11.07. Counterparts

         Section 11.08. Governing Law

         Section 11,09. Entire Agreement

         Section11.10. Parties in Interest

         Section 11.11. Severability

         Section11.12. Conflict Between Agreement and Other Operative Documents

         Section 11.13. Public Announcements


                                    EXHIBITS

Exhibit A:                     AMI

Exhibit B:                     Assignment

Exhibit C:                     Base Purchase Price

Exhibit D:                     Bill of Sale

Exhibit E:                     Assignment of Leasehold Interest

Exhibit F:                     Excluded Properties

Exhibit G:                     Pipeline Easement Assignment

Exhibit H:                     Leibenguth Opinion

Exhibit I:                     Brandt Opinion

Exhibit J:                     Certificate of Non-Foreign Status

Exhibit K:                     Transfers of Well Permits


                                    SCHEDULES

Schedule 2.01-1:               Identification of Properties

Schedule 2.02:                 Assumed Liabilities

Schedule 3.02(a)(iii):         Pending Leases

Schedule 4.01(h)(ii):          Consents to Assignments

Schedule 4.01(i):              Absence of Changes

Schedule 4.010):               Tax Audit

Schedule 4.01(I):              Sellers Encumbrances

Schedule 4.01(n):              Contractual Breaches

Schedule 401(o):               Additional Drilling Obligations

Schedule 4.01(p):              Take or Pay Obligations

Schedule 4.01(q):              Sales Contracts

Schedule 4.01(s):              Legal Proceedings


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Schedule 4.01(w):              Water Discharge Permits

Schedule 4.01 (bb):            Insurance Policies

Schedule 4.01(dd):             Preferential Rights

Schedule 4.01(ff):             Partnerships

Schedule 4.01(gg):             Application of Purchase Consideration

Schedule 5.01(e):              Environmental Issues

Schedule 5.03:                 Allocation of Purchase Price

Schedule 6.01(a):              Division Order Opinions to be prepared

Schedule 9.01:                 Operating Fees


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


                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT ("Agreement') dated this ________ day of _____________________ 2006, is by and between NorArn Energy, LLC, a Michigan limited liability company, Provins Family, LLC, a Michigan limited liability company, and O.I.L. Energy Corp., a Michigan corporation (collectively "Seller"), and Aurora Antrim North, LLC, a Michigan limited liability company ( "Buyer").

      In consideration of the mutual promises contained herein, the benefits to be derived by each party and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

                                   ARTICLE 1.

                                   Definitions

      Section 1.01. Definitions. Unless defined elsewhere in this Agreement, all capitalized terms used herein shall have the following meanings:

      Affiliate: As to the party specified, (i) any Person controlling, controlled by or under common control with such party, (ii) the officers, directors, members or partners of such party, (iii) any relative (by blood, adoption or marriage) within the second degree of any such party or of any Person described in (i) or (ii) above, and (iv) any Entity controlled by any relative described in (iii) above. The term "control" as used in the preceding sentence means with respect to any Person, the possession directly or indirectly, of the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities, or by contract or agency or otherwise.

      AMIs: Areas of mutual interest formed by exploration agreements or participation agreements, as amended, between Buyer and Seller as described on Exhibit A.


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

      Antrim Formation: The formations and strata from the surface of the Earth down to and including the base of the Antrim Shale formation, together with formations and strata below the base of the Antrim Shale formation to the extent that such formations and strata are used for the Wells for operational purposes for disposal of effluent produced from such Wells.

      Assignment: The form of Assignment is attached hereto as Exhibit B.

      Base Purchase Price: Twenty-Six Million Eight Hundred Fifty Thousand and NO/100 ($26,850,000.00) Dollars, plus (1) $150.00 per net leasehold acre for the Boyne Valley Twp. leasehold and (2) $75.00 per net leasehold acre for the Chandler Twp. and the Hudson JV leasehold; as calculated and agreed by the Parties and as detailed on Exhibit C hereto.

      Bill of Sale: The form of Bill of Sale of Personal Property and Equipment is attached hereto as Exhibit D.

      Closing: The consummation of the transactions contemplated by this Agreement.

      Closing Date: The date of the Closing, as set forth in Section 8.01.

      Closing Payment: The Base Purchase Price adjusted to reflect known or estimated Section 3.03 Post-Closing Adjustments.

      Code: The Internal Revenue Code of 1986, as amended and as in effect on the Closing Date.

      Contracts: All Hydrocarbon sales, purchase, exchange and processing contracts and agreements, transportation and charter agreements, utility agreements, production payment agreements, tax credit agreements, farm-in and farm-out agreements, joint operating agreements, equipment leases, and all other contracts or agreements of whatever kind or character, other than the Leases, affecting the Information, Interests, Pipelines and Personal Property and Equipment or any part thereof.


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

      Conveyance: The form of Assignment of Leasehold is attached hereto as Exhibit E.

      Deep Formations: All formations and strata below the base of the Antrim Shale formation, except to the extent that such formations and strata are included in the definition of Antrim Formation.

      Effective Time: 12:00 a.m., Eastern Standard Time on October 1, 2005.

      Encumbrance: Any financing mortgage, lien, security interest or pledge.

      Entity: A corporation, partnership, joint venture, limited liability company, trust or incorporated organization or association, Governmental Authority or other entity.

      Excluded Properties: All rights, titles and interests of Seller in, to and under or derived from the lands, fee interests, royalties, overriding royalties, oil, gas and/or mineral leases, licenses, agreements and other documents described in Exhibit F to this Agreement.

      Governmental Authority: The United States of America, any state, commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including, but not limited to, courts, departments, commission, boards, bureaus, agencies or other instrumentalities.

      Good and Marketable Title: As to each of the Properties, the title that:
(1) as to the Interests, constitutes no less than the Net Revenue Interest in each Unit described on Schedule 2.01-1; (2) as to the Interests, constitutes no more than the Working Interests in each Unit described on Schedule 2.01-1; and
(3) as to all Properties, constitutes all of Seller's right, title and interest therein, free and clear of all Encumbrances, except for Permitted Encumbrances.


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

      Hazardous Substances: All hazardous or toxic, radioactive, or explosive substances, wastes or materials, pollutants or contaminants (including, without limitation, asbestos, petroleum, polychlorinated biphenyls and urea formaldehyde), or other similar substances or materials which are regulated by any Law pertaining to environmental regulation, contamination or clean-up, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, or state lien or state superfund or environmental clean-up statutes and all other Laws pertaining to pollution, the environment, or the generation, treatment, storage, processing, disposal or discharge of hazardous substances.

      Hydrocarbons: Oil, gas, other liquid or gaseous hydrocarbons, and other minerals, or any of them or any combination thereof.

      Information: All of Seller's technical information relating to the Interests, Pipelines and Personal Property and Equipment, including, but not limited to: (1) all geological, geochemical and geophysical information, geographic and structural geological maps, well logs and related analyses and correlations, paleontological data, stratigraphic studies and data pertaining to permeability or porosity, seismic and gravitational data and production records, engineering and geological data, consultants studies or reports regarding any of the foregoing and any and all interpretative analyses of the foregoing that pertain to the Properties, (2) copies of all of Seller's files, documents, accounting records, Leases, deeds and Contracts that pertain to the Properties and Seller's operation thereof, and (3) all title information (including but not limited to title opinions, abstracts, evidence that rentals, royalties and other payments due under the Leases and Contracts have been paid, evidence that Taxes have been paid, maps and surveys, lease records and data sheets) as maintained by Seller, that pertain to the Properties and (4) all plans for exploration and development, applications, inspection reports, environmental impact statements, assessments and studies, permits, licenses, orders. Consents, notices, correspondence and other statements and Instruments pertaining to environmental matters and requirements of any Governmental Authority that pertain to the Properties and Seller's operation thereof.


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

      Interests: (a) All of Seller's Working Interests and the Net Revenue Interests associated therewith (including reversionary Working Interests, if any) (i) in, to and under the Leases insofar as the Leases cover the Antrim Formation in the Land, (ii) in the Wells drilled on said Land and jointly owned by the Parties, and (iii) in the Units communitized for the drilling of such Wells, all as more fully described on Schedule 2.01-1; excepting that Seller is retaining its interest to and under the Leases insofar as the Leases cover Deep Formations in the Land and (iv) Seller's membership interest in Hudson Pipeline & Processing Co., LLC.

      Land: The land within the AMIs that is covered by the Leases.

      Law: Any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation of, including, but not limited to, the terms of any license or permit issued by, any Governmental Authority.

      Leases: All oil, gas and/or mineral leases described in Schedule 2.01-1. The Parties' intentions are that Schedule 2.01-1 shall list all oil, gas and/or mineral leases in which Seller owns an interest, covering land within the AMIs, except leases that may be described on Exhibit F as Excluded Properties. Any such oil and gas lease that is inadvertently omitted shall be subsequently added as a Lease by amendment of the schedule and shall be assigned as provided herein in the same manner as if it were on the Schedule as originally prepared.


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

      Net Revenue Interest: The Interests, (expressed as a decimal interest) on either a Unit by Unit or Lease by Lease basis of Seller, in and to Hydrocarbons produced from or allocated to the Interests after deducting all applicable Production Burdens.

      Operative Documents: This Agreement, the Assignment, the Bill of Sale, the Pipeline Easement Assignment and the Conveyance.

      Parties: Collectively Seller and Buyer.

      Pending Leases: Any lease not included on Schedule 2.01-1 for which a draft for payment has been issued or for which payment has been tendered prior to the Closing Date and identified on Schedule 3.02(a)(iii) for Boyne Valley, Chandler and Hudson Townships, Charlevoix County. Seller will be responsible for its proportionate share of the lease acquisition cost for any such lease which is included in the Purchase Price or as a Post-Closing Adjustment.

      Permitted Encumbrances: Any or all of the following;

            (i) Encumbrances that arise under Contracts to secure payment of amounts not yet delinquent but that have been taken into consideration in adjusting the Purchase Price, and of a type and nature customary in the oil and gas industry in Northern Michigan;


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

            (ii) Encumbrances securing payments to mechanics and materialmen and Encumbrances securing payment of taxes or assessments that are, in either case, not yet delinquent but that have been taken into consideration in adjusting the Purchase Price;

            (iii) Production Burdens in amounts that do not operate to reduce the Net Revenue Interest of Seller in any Unit to less than that indicated on
Schedule 2.01-1;

            (iv) operating agreements, gas sales contracts, unitization, pooling, communitization and spacing agreements described in Schedule 2.01-1;

            (v) orders of Governmental Authorities containing terms and conditions customary in the oil and gas industry in Northern Michigan and that do not operate to reduce the Net Revenue Interest of Seller in any Unit to less than that indicated on Schedule 2.01-1;

            (vi) any title defect which did not arise by, through or under Seller's actions or inactions; and

            (vii) other reasonable and customary Encumbrances that have been taken into consideration in adjusting the Purchase Price.

      Person: Any natural person or Entity.

      Personal Property and Equipment: All equipment, pipe, and other personal property, fixtures and improvements in which Seller has interests, situated upon the Land or used or held for use in connection with the exploration, development or operation of the Interests or the production, treatment, storage, compression, sale, marketing or transportation of Hydrocarbons from the Interests or the disposal of brine produced in connection therewith, including the salt water disposal wells identified on Schedule 2.01-1 and the associated equipment, and also including leased equipment and leased personal property (the leases of which will be assigned to and assumed by Buyer at Closing).


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

      Pipelines: The gas and water pipelines and gathering systems and water disposal systems of Seller, whether in Seller's name or in the name of another but held for the benefit of Seller, relating to the Interests, together with all machinery, equipment, appliances, material, supplies, buildings, structures, improvements and fixtures used in connection therewith and all rights of way, easements, surface leases, deeds, grants, servitudes and permits appertaining or relating thereto.

      Pipeline Easement Assignment: The assignment of pipeline easements attached hereto as Exhibit G.

      Production Burdens: All royalty interests, overriding royalty interests, production payments, net profit interests or other similar non-operating interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof, other than Taxes and assessments of Governmental Authorities; which interests in the aggregate equals twenty (20%) percent of the Hydrocarbons.

      Properties: The Interests and the following assets:

            (i) All of Seller's right, title and interest in, to and under, or derived from the Units and all unitization, communitization and pooling agreements and orders creating same;

            (ii) all of Seller's right in the easements, rights of way, permits, licenses, servitudes and other interests appertaining to the Interests;


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

            (iii) all Hydrocarbon production attributable to the Interests and proceeds from the sale of such Hydrocarbon production accruing after the Effective Time, and all inventories of Hydrocarbons and accounts receivable in connection with the sale of Hydrocarbons from the Interests in existence at the Effective Time; (iv) (v) the Information, Pipelines, Personal Property and Equipment, and Contracts; (vi)

            (v) all Seller's membership interest in Hudson Pipeline & Processing Co., LLC; and

            (vi) all property and rights incident or attributable to any of the foregoing and necessary to continue operation of the Leases and Lands in substantially the same manner as they have been operated by Seller, including, but not limited to, leases acquired by Seiler covering lands to be used as locations for Personal Property and Equipment described on Schedule 2.01-1. The Properties shall not include the Excluded Properties described on Exhibit F.

      Purchase Price: The consideration paid by Buyer to Seller for the transfer of the Properties, which is equal to the Base Purchase Price with the adjustments provided for in Article 3.

      Taxes: All taxes, assessments. duties, fees, levies or other governmental charges which are based upon, measured by or imposed with respect to the Properties, the production of Hydrocarbons therefrom or the receipt of proceeds therefrom, together with any interest thereon, any penalties, additions to tax or additional amounts with respect thereto and any interest in respect to such penalties, additions or additional amounts, including, without limitation, applicable franchise taxes, federal and state income taxes, state and municipal sales and use taxes, stamp, excise and excess profit taxes, federal unemployment and old age insurance taxes, property taxes, ad valorem taxes, production taxes and severance taxes.


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

      Units: All pooled and communitized areas including any of the Leases or any portion thereof as described on Schedule 2.01-1. covering or relating to the Antrim Formation. Wells: As the context suggests, all wells (or the undivided interest therein) located on the Units that produce or are capable of producing Hydrocarbons. Wells are listed on Schedule 2.01-1.

      Working Interest: The interest of Seller (expressed as a percentage) on a Unit by Unit basis before giving effect to any applicable Production Burdens, which percentage is the percentage of all costs and expenses associated with the exploration, development and operation of the Properties which are required to be borne by the Seller.

                                   ARTICLE 2.

                                Purchase and Sale

      Section 2.01. Purchase and Sale. Subject to the terms of this Agreement and effective as of the Effective Time, Seller agrees to sell and convey the Properties to Buyer, and Buyer agrees to purchase the Properties for the Purchase Price. Notwithstanding the sale and purchase being effective as of the Effective Time, the transfer of the Properties shall not occur until the Closing Date.

      Section 2.02. Liabilities. Buyer is not assuming, and upon Closing will not assume or be responsible for, any liabilities, obligations or duties of Seller, whether in existence at Closing or arising thereafter, excepting: (i) the liabilities, obligations and duties described on Schedule 2.02; (ii) liabilities accounted for on Exhibit C as costs and expenses incurred on or before October 1, 2005, or accounted for in making the Post-Closing Adjustments under Section 3.03 below; and (iii) all liabilities, obligations and duties relating to the Properties which accrue or relate to periods of time after Closing.


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

                                   ARTICLE 3.

                                 Purchase Price

      Section 3.01. Payments of Purchase Price. The Purchase Price for the Properties shall be payable as follows: (a) Simultaneous with the execution of this Agreement, Buyer shall pay to Seller the sum of One Million and NO/100 Dollars ($1,000,000.00). Said sum shall be applied to the Purchase Price at Closing. On February 1, 2006, if Closing has not yet occurred, Buyer shall pay Seller an additional Five Hundred Thousand and NO/100 Dollars ($500,000.00). On February 17, 2006, if Closing has not yet occurred, Buyer shall pay Seller an additional Five Hundred Thousand and NO/100 Dollars ($500,000.00). All such additional payments to Seller from Buyer shall be applied to the Purchase Price at Closing. In the event the transactions contemplated herein fail to close by February 28, 2006, said amounts paid by Buyer to Seller as described within this paragraph above shall not be refundable and shall be in full settlement of any and all claims Seller may have against Buyer for failure to close; Seller, at its option, may terminate this Agreement and the AMI shall remain effective. However, in the event Buyer fails to close due to a material breach by Seller of any provision contained in the Agreement, said sum shall be refunded to Buyer. A material breach shall be any breach(s) that reduces the value of the Properties by a total of ten percent (10%) or more of the Purchase Price; (b) the Closing Payment shall be payable on the Closing Date; and (c) the post-closing adjustments shall be paid by the owing party as provided in Section 3.03, below.


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


      Section 3.02. Purchase Price Adjustments. The Purchase Price to be paid by Buyer to Seller for the Properties shall be the Base Purchase Price adjusted as follows:

            (a) Upward Adjustments. The Base Purchase Price shall be adjusted upward by (i) the amount of all capital expenditures and lease operating expenses paid by Seller relating to the Properties for the period between October 1, 2005 and Closing, however in the event Closing takes place after January 31, 2006, lease operating expenses for October 2005 relating to the Properties shall not be included as an Upward Adjustment (ii) prepaid plugging and abandonment deposits held by Buyer relating to Seller's Interests; (iii) Pending Leases that have been executed and received prior to the final accounting for the Post-Closing Adjustments and (iv) any outstanding accounts receivable balances due Seller from Buyer; (v) interest expense on Seller's outstanding debt with Wells Fargo Energy Capital for the period between January 17, 2006 and Closing.

            (b) Downward Adjustments. The Base Purchase Price shall be adjusted downward by the amount of (i) all net production revenues received by Seller attributable to Seller's Interests in the Properties for periods between October 1, 2005 and Closing, however in the event Closing takes place after January 31, 2006, the adjustment period shall be for periods between November 1, 2005 and Closing; (ii) any outstanding accounts receivable balances due Buyer from Seller; (iii) any agreed upon reduction in the Purchase Price resulting from good faith negotiations between Buyer and Seller of defect in Good and Marketable Title as to the Properties which had been identified by Buyer on or before December 15, 2005 and (iv) any cash advance, if any, by Buyer to Seller to cover Buyers pre-Closing share of capital expenditures and lease operating expenses relating to projects and properties in which Buyer has interests pursuant to its exploration and participation agreements with Seller, that has not been applied, or is not to be applied at the Closing, by Seller to the payment of such share of capital expenditures and lease operating expenses, including prepaid plugging and abandonment charges held by Seller not relating to Seller's Interests.


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

            (c) Buyer and Seller recognize that Hudson Pipeline & Processing Co., LLC ("HPPC"), of which Buyer and Seller's ownership constitute a majority interest, is the owner of the Aspen and Birch pipelines and certain processing equipment located at the Hudson 34 processing facility, collectively the "HPPC Facility." HPPC has identified certain repairs and corrections needed with respect to the HPPC Facility as of October 1, 2005, for which there will be a reduction of the Purchase Price in the amount of Ten Thousand and NO/100 Dollars ($10,000.00), which amount shall represent the Parties' agreement as to Seller's total and final proportionate share of such repairs and corrections.

            (d) Buyer and Seller recognize that HPPC and Buyer and Seller have been constructing the Chestnut, Dogwood, Elm and Fig pipelines. Buyer agrees to reimburse Seller for expenditures paid by Seller, without regard to when said expenditures were paid by Seller, whether paid; (i) directly by Seller, (ii) through HPPC or (iii) directly to Buyer, in connection with said pipelines; this would include any agreed upon adjustments in connection with billings associated with the Dogwood pipeline. Seller shall then relinquish to Buyer, at Closing, all of its interest in HPPC and said pipelines.

            (e) At Closing, Buyer shall also receive a credit against the Purchase Price for the payment to Seller made pursuant to Article 3.01 (a) above.


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

      Section 3.03. Post-Closing Adjustments of Purchase Price. Sixty (60) days after Closing, Seller shall prepare and submit to Buyer a proposed accounting showing all adjustments to the Purchase Price, calculated in accord with Section
3.02 and consistent with past practice, for post-October 1, 2005 production revenues, capital expenditures and lease operating expenses relating to Seller's Interests ("Post-Closing Adjustments") not made at Closing of which it is then aware. The accounting of the Post-Closing Adjustments will be reviewed by Buyer and Buyer shall notice Seller if it is taking any exception to the any of the Post-Closing Adjustments calculated by Seller within ten (10) days of receiving the accounting. Unless Seller is otherwise notified by Buyer within the 10 day notice period, the Post Closing Adjustments will be final. Payments of each of the Post-Closing Adjustments shall be made by the owing party in immediately available funds within five (5) days after the adjustment has become final. If the Parties cannot reach agreement with regard to any accounting required by this paragraph, the accounting adjustment shall become final as to undisputed matters and the disputed matters shall be submitted for resolution to arbitration under Article 10 of this Agreement.

                                   ARTICLE 4.

                         Representations and Warranties

      Section 4.01. Representations and Warranties of Seller. Subject to Articles 4.03 and 4.04, Seller represents and warrants to Buyer that, as of the Effective Time and as of the Closing Date:

            (a) Organization and Good Standing. NorAm Energy, LLC, is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan.

            (b) This Paragraph Intentionally Omitted.

            (c) This Paragraph Intentionally Omitted.


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

            (d) Organization and Good Standing. Provins Family, LLC, is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan.

            (e) Organization and Good Standing. O.I.L. Energy Corp., is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

            (f) Organization and Good Standing. Hudson Pipeline & Processing Co., LLC, is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan.

            (g) Authority and Authorization. Seller has all requisite corporate power and authority to carry on its business as presently conducted, to execute and deliver the Operative Documents, to consummate the transactions contemplated hereby and to perform its obligations under the Operative Documents. The execution and delivery of the Operative Documents and the performance of the obligations of the Seller contemplated thereby have been duly authorized by the Seller. All documents and instruments required hereunder to he executed and delivered by the Seller on or before the Closing Date have been duly executed and delivered. The Operative Documents to which it is a party and such other documents and instruments constitute legal, valid and binding obligations of Seller enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). No further corporate, partnership or individual action is necessary on the part of Seller to authorize the execution and delivery of the Operative Documents or the performance by Seller of its obligations as contemplated by the Operative Documents.


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

            (h) No Violations. The Operative Documents to which it is a party and the execution and delivery thereof by Seller do not, and the fulfillment and compliance with the terms and conditions thereof and the consummation of the transactions contemplated thereby will not:

                  (i) conflict with, or require the consent of any Person under any of the terms, conditions or provisions of, the certificates of incorporation, organization, operating agreements or bylaws of Seller or other governing documents of Seller;

                  (ii) violate, conflict with or cause a default or breach with respect to any provision of, or, except as set forth on Schedule 4.01(h)(ii), require any filing, consent, authorization or approval under, any agreement relating to the Properties to which Seller is party or by which Seller is bound or under any Law applicable to or binding upon Seller or the Properties (assuming receipt of all routine governmental consents typically received after consummation of transactions of the nature contemplated by this Agreement); or

                  (iii) result in the creation or imposition of any Encumbrance on the Properties other than a Permitted Encumbrance.

            (i) Absence of Certain Changes. Except as described on Schedule 4.01(i) since the Effective Time, none of the following has occurred, nor has Seller agreed or committed to do any of the following:

                  (i) any damage, destruction or loss to or of the Properties whether or not covered by insurance, that has had, or would reasonably be expected to have, a material adverse effect upon the value or operations of the Properties;

                  (ii) any sale, lease or other disposition of Properties other than sales of Hydrocarbons in the ordinary course in business;

                  (iii) creation of any Encumbrance other than Permitted Encumbrances pertaining to any of the Properties;

                  (iv) any amendment, waiver, or termination of any material provision of any Contract, or any execution of a material new Contract;

                  (v) except as disclosed to the Buyer prior to the Closing and included in the calculation of the Purchase Price, any agreement to expend more than $25,000 with respect to the Properties.

            (j) Payment of Taxes. Seller has paid in full all Taxes that have become due through the Closing Date relating to the Properties. All tax or information returns, statements and reports required to be filed by Seller as to the Properties by applicable Law have been timely filed, and to the actual knowledge of Seller such returns and reports are true, correct and complete and present accurately the information required to be shown therein. There are no assessed tax deficiencies against Seller as to the Properties, and there are no proposed or threatened deficiencies or assessments with respect to Seller as to the Properties. Except as disclosed on Schedule 4.010), there are no audits of Seller as to the Properties by any Governmental Authority in progress or no tax liens on or with respect to the Properties.

            (k) Information. Taken as a whole, all Information supplied to Buyer by Seller or its representatives (i) is complete and accurate, including, without limitation, as to production history, Working Interests, Net Revenue Interests, geological and engineering information, and prices received for Hydrocarbon production dedicated to existing Gas Purchase Agreements, if any, and (ii) does not contain any untrue statement of a material fact or does not omit to state a material fact necessary to make the statements contained therein not misleading.

            (l) Seller's Encumbrances. Schedule 4.01(1) describes all such Encumbrances.

            (m) Title to Properties. Seller has, and upon consummation of the transactions contemplated hereby, Buyer will have Good and Marketable Title to the Properties.

            (n) Validity of Leases and Contracts. Schedule 2.01-1 lists all Leases and all Contracts. All royalties, rentals and other payments due under the Leases and the Contracts have been paid or appropriately suspended and all such Leases (with respect to royalties, rentals and other payments) and Contracts are in full force and effect. Except as disclosed on Schedule 4.01(n), Seller has not been advised by any lessor under any Lease or by any other party to a Contract, of a breach or default by Seller under any such Lease or Contract, which claim of breach or default has not been resolved. Except for executory obligations under Leases or Contracts, to the actual knowledge of Seller's no event has occurred which constitutes, or which with the giving of notice or the passage of time or both would constitute, an event of default, violation or breach under any Lease or Contract. Seller has paid all bonus, rentals, shut-in royalties, minimum royalties and other payments that are necessary to maintain in force its rights in and to the Interests, and have timely paid all costs and expenses incurred by it in connection with the Interests.

            (o) Additional Drilling Obligations. Except as disclosed on Schedule 4.01(o) with respect to the Interests, Seller is not obligated to drill additional wells or conduct other material development operations in order to earn or to continue to hold all or any portion of the Interests, and Seller has not been advised by a lessor of any requirements or demands to drill additional wells on any of the Land, which requirements and demands have not been resolved.

            (p) Prepayment for Production and Excess Production. Except as disclosed on Schedule 4.01(p), Seller is not obligated by virtue of a prepayment arrangement, a take or pay arrangement, a production payment or any other arrangement to deliver Hydrocarbons produced from the Interests at some future time without then or thereafter receiving full payment therefore, Except as reflected on Exhibit "C", Seller had not, as of the Effective Time, produced pursuant to a gas balancing agreement or the gas balancing provisions of any Contracts, more gas than the gas actually attributable to the Interests.

            (q) Rights to Production. No Interests is subject to a sales contract and no person has any call upon, or option to purchase or similar rights with respect to the Properties or to the production therefrom except; (i) as disclosed on Schedule 4.01(q); (ii) the sales contract with CIMA Energy and
(iii) the Treating and Dedication Agreements with DTE Pipeline & Processing for C02 treating for a portion of the Properties.

            (r) Broker's Fee. Seller has not incurred any liability, contingent or otherwise, for brokers or finders fees relating to the transactions contemplated by this Agreement for which Buyer has or shall have any responsibility whatsoever.

            (s) Legal Proceedings. Except as set forth on Schedule 4.01(s), there is no suit, action or other proceeding pending or threatened against Seller or the Properties that would adversely affect the Properties. Except as set forth on Schedule 4.01(s), Seller is not a party or subject to any injunction, judgment, order, notice of violation or decree, whether or not still subject to appeal, of any Governmental Authority that would adversely affect the Properties.

            (t) Seller's Receipt of Payments for Production. Seller is currently receiving from all first purchasers of production from the Units not less than the net revenues described in Schedule 2.01-1 without suspense or any indemnity other than; (i) related to its financing with Wells Fargo Energy Capital and
(ii) the normal division order warranty of title. Seller is not delinquent with respect to its obligation to bear costs and expenses relating to the development of and operations on the Interests.

            (u) Compliance with Law. Seller is in compliance with all applicable Laws with respect to the ownership, development and operation of the Properties by Seller. Seller has obtained, or applied for all consents, approvals, franchises, certificates, licenses, permits and other authorizations of Governmental Authorities required to own, develop or operate the Properties, and the Properties have been operated in compliance with all such consents, approvals, franchises, certificates, licenses, permits and other authorizations.

            (v) Environmental Compliance. As of the Closing Date, (i) except as set forth in Schedule 5.01(e) the Properties are not in violation of any Law pertaining to the environment, and Seller has not been notified and is not aware of any existing, pending, or threatened investigation or inquiry by any Governmental Authority pursuant to any Law pertaining to the environment, and is not subject to any remedial obligations under Law pertaining to the environment;
(ii) the Properties are not subject to any private or governmental lien, and Seller has not received and is not aware of any judicial or administrative notice or action, in each case relating to Hazardous Substances or environmental liabilities or the violation of any Laws pertaining to the environment; (iii) except as set forth in Schedule 5.01(e) underground storage tanks are not and have not been located on or under the Land; (iv) except as set forth in Schedule 5.01(e), no Hazardous Substances are located on or have been generated, treated, stored, processed, or disposed of on or released or discharged from (including discharges, whether direct, indirect, purposeful dumps or accidental spills, into surface or subsurface waters and including any ground water contamination) the Properties contrary to Law pertaining to the environment which would have, individually or in the aggregate, an adverse effect on the value, ownership, or operation of the Properties; (v) Seller's current use of the Properties complies with all applicable Laws pertaining to the environment; and (vi) Seller has obtained all permits or other authorizations required by any Governmental Authority to use, occupy or operate the Properties by reason of any applicable Law pertaining to the environment.

            (w) No Permits Required For Water Discharge. Except for the injection well permits described on Schedule 4.01(w), no permits are required to be obtained by Seller to discharge water with respect to the operation of the Properties.

            (x) Pipelines. Seller has acquired all easements, rights of way, licenses, approvals, and consents from appropriate property owners and all permits, licenses, approvals, and consents from appropriate Governmental Authorities necessary to construct, operate, maintain and repair the Pipelines in compliance with all applicable Laws, and Seller is in compliance with all such easements, rights of way, permits, licenses, approvals, consents and Laws.

            (y) Suitability of Personal Property and Equipment. All Personal Property and Equipment material to the operation of the Properties is transferred to the Buyer as is, where is, as of the Closing Date.

            (z) Operating Agreements. All operating agreements related to the operation of the Interests are listed on Schedule 2.01-1.

            (aa) Plugging and Abandonment of Wells. There are no Wells operated by Seller and located on the Land that (i) Seller is obligated by Law or contract to plug and abandon at this time; or (ii) have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each Governmental Authority having jurisdiction over the Interests.

            (bb) Insurance. Schedule 4.01 (bb) hereto sets forth a list of all material insurance policies, other than directors and officers liability policies, or programs of self-insurance maintained by Seller, by which any of the Properties are covered against present losses, all of which are now in full force and effect. To the extent that any such policy is owned or held by or provides coverage for Seller, such policy or coverage may be terminated by Seller at any time after the Closing; provided, however, Seller agrees to maintain such policies (or policies substantially similar) in full force and effect at all times while Seller continues to operate the Properties and Buyer agrees to fully reimburse Seller for the cost associated with maintaining said insurance for all periods of time subsequent to the Effective Date through the date Buyer commences operation of the properties.

            (cc) Employment Liability. Buyer will not incur any liability to any or all of the employees of Seller as a result of transactions contemplated by this Agreement.

            (dd) Preferential Purchase Rights and Consents. All preferential purchase rights and consents to assignment encumbering the Interests are identified on Schedule 4.01(dd).

            (ee) Absence of Undisclosed Liabilities. Except for Permitted Encumbrances and the liabilities set forth on Schedules 4.01(s) and 4.01(dd), there are no liabilities or non-executory obligations of any nature, whether accrued, absolute, contingent or otherwise, adversely affecting the Properties or the execution, delivery or performance of this Agreement by Seller.

            (ff) Partnership Property. Other than disclosed on Schedule 4.01
(ff), none of the Properties constitutes either an interest in, or property of, an unincorporated organization or association that is subject to taxation under the provisions of subchapter K of chapter 1 of Subtitle A of the Code.

            (gg) Application of Purchase Consideration. Seller represents to Buyer that the Closing Payment paid by Buyer pursuant to this Agreement will be applied to the extent necessary to pay Sellers outstanding indebtedness as shown on Schedule 4,01(gg).


      Section 4.02. Representations and Warranties of Buyer. Subject to Articles
4.03 and 4.04, Buyer represents and warranties to Seller that:

            (a) Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan.

            (b) Authority and Authorization. Buyer has all requisite power and authority to carry on its business as presently conducted, to execute and deliver the Operative Documents to which it is a party, to consummate the transactions contemplated thereby, and to perform its obligations under the Operative Documents to which it is a party. The execution and delivery of the Operative Documents to which it is a party and the performance of the obligations of Buyer contemplated thereby have been duly authorized by Buyer. All documents and instruments required hereunder to be executed and delivered by Buyer on or before the Closing Date have been duly executed and delivered. The Operative Documents to which it is a party and such other documents and instruments constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). No further corporate action is necessary on the part of Buyer to authorize the performance by Buyer of its obligations as contemplated by the Operative Documents to which it is a party.

            (c) No Violations. The Operative Documents to which it is a party, and the execution and delivery thereof by the Buyer does not, and the fulfillment and compliance with the terms and conditions thereof and the consummation of the transactions contemplated thereby will not:

                  (i) conflict with, or require the consent of any Person under, any of the terms, conditions or provisions of Buyer's articles of organization, operating agreement, or other governing documents; or

                  (ii) violate, conflict with or cause a default or breach with respect to any provision of, or require any filing, consent, authorization or approval under, any agreement to which Buyer is a party or by which Buyer is bound or under any Law applicable to or binding upon Buyer (assuming receipt of all routine governmental consents typically received after consummation of transactions of the nature contemplated by this Agreement).

            (d) Brokers' Fees. Buyer has incurred no liability, contingent or otherwise, for brokers or finders fees relating to the transactions contemplated by this Agreement for which Seller has or shall have any responsibility whatsoever.

      Section 4.03. As is/Where is. Seller and buyer have jointly owned, developed and operated the Properties and as such Buyer and Seller agree that they are equally familiar with the Properties and therefore Buyer is acquiring the Properties "as is and where is."

      Section 4.04. Actual Knowledge. All representations and warranties of the Seller and Buyer are based solely on actual knowledge of either parry hereto.

                                   ARTICLE 5.

                                    Covenants

      Section 5.01. Covenants and Agreements of Seller. Seller hereby covenants and agrees with Buyer that:

            (a) Title Information. At or before the Closing, Seller shall deliver to Buyer copies of any and all existing title opinions and other title information available to Seller and not previously disclosed to Seller relating to the Properties. Seller shall use reasonable efforts to obtain any other title information from third parties as may reasonably be requested by Buyer.

            (b) Confidentiality. The Parties shall exercise reasonable efforts in safeguarding and keeping confidential all Information except as required by Law or as to records already a part of the public domain.

            (c) Consents. As soon as practicable after execution of this Agreement, Seller shall obtain all required consents and waivers of all preferential purchase rights as set forth in Schedules 4.01 (h)(ii) and 4.01(dd). Until such consent or waiver is obtained, Seller shall hold any such Lease or Contract in trust for Buyer and shall otherwise take such actions as are required to give to the Buyer the economic benefits of the ownership of such Lease or Contract. Seller shall cooperate with Buyer in implementing any arrangement which Buyer shall consider reasonably designed to provide Buyer such economic benefits. In the event any such consent or waiver is not obtained prior to 45 days after the Closing Date, the parties will attempt in good faith to structure and agree upon a conveyance of such economic benefits to Buyer notwithstanding the failure of such consent or waiver. If the Parties cannot agree upon the form of such conveyance within such time period, the dispute shall be submitted to arbitration under Article 10 hereof and the arbitrator shall select the more reasonable of the competing proposals of the Parties.

            (d) Operation of Properties. Seller shall take such steps as would a reasonably prudent operator to, (i) continue the routine operation of the Properties in the ordinary course of business; (ii) operate the Properties in conformity, in all material respects, with all applicable laws, and all applicable rules, regulations and orders of all governmental agencies having jurisdiction, and in conformity with all oil, gas and/or mineral leases and in conformity, in all material respects, with all contracts; (iii) fulfill all obligations under such Leases and contracts, including without limitation all obligations to make payments thereunder, and all obligations under such laws, rules, regulations and orders; and (iv) maintain the machinery, improvements, equipment and other personal property and fixtures forming a part of the Properties in at least as good condition as it is on the date of this Agreement, ordinary wear and tear excepted. Except as otherwise provided in this section, Seller shall not expend any funds, or make any commitments to expend funds (including, without limitation, entering into new agreements which would obligate Buyer to expend funds), or otherwise incur any other obligations or liabilities, in connection with the ownership or operation of the Properties, other than routine expenses incurred in the normal operation of the existing Wells on the Properties and excepting expending funds pursuant to AFEs approved by Buyer. Seller shall not, without the prior written consent of Buyer, abandon, or consent to the abandonment of, any Wells, or take any other steps which represent a substantial departure from the current operational status of the Properties. Specifically; in connection with (but not in limitation of) the foregoing, Seller shall not propose the drilling of any additional wells, or propose the deepening, plugging back or reworking of any existing wells, or propose the conducting of any other operations which require consent under the applicable operating agreement, or propose the conducting of any other operations other than the normal operation of the Wells, or propose the abandonment of any Wells; Seller shall advise Buyer by giving written notice (the "3rd Party Proposal Notice") of any such proposals made by third parties (and will respond to each such proposal made by a third party in the manner requested in writing by Buyer within twenty (20) days of Buyer's receipt of such 3rd Party Proposal Notice). If Buyer does not so timely inform Seller of Buyer's response to any such proposal, Seller may respond to such proposal in the same manner as Seller would respond if such action were solely for its own account. Seller shall not sell, transfer or abandon any portion of the Properties, other than items of materials, supplies, machinery, equipment, improvements or other personal property or fixtures forming a part of the Properties, and then only if the same are replaced with items of equal suitability and value free of liens and security interests, which replacement item will then, for the purposes of this Agreement, become part of the Properties. Seller shall not, without Buyer's consent, release, permit to terminate, or modify or reduce its rights under, any oil, gas and/or mineral lease forming a part of the Properties, or any other contract, or enter into any new agreements that have any impact on the Properties. Seller will advise Buyer of any requests or proposals for any such modifications, or any such new agreements, which Seller will not agree to without Buyer's consent. Seller will cause all expenses (including, without limitation, all bills for labor, materials and supplies used or furnished for use in connection with the Property and all severance, production and similar taxes) and liabilities relating to the ownership or operation of the Properties, prior to the date of Closing to be promptly paid and discharged.

            (e) Environmental. The cost and expense of curative actions set forth on Schedule 5.01(e), not borne by third parties, are to be paid by Buyer.

      Section 5.02. Covenant and Agreement of Buyer. Buyer covenants and agrees with Seller that Buyer shall exercise all due diligence in such manner as shall result in safeguarding and maintaining the confidentiality of all financial information pertaining to Seller made available to, reviewed by or in the possession of Buyer, and Buyer shall not disclose such confidential financial information to any third party without Seller's prior written consent except as required by law and except to the extent such financial information may already be in the public domain.

      Section 5.03. Covenant and Agreement of Seller and Buyer: Price Allocation. Attached hereto as Schedule 5.03 is an allocation statement, agreed between Buyer and Seller, setting forth an allocation of the Purchase Price among each category of the assets comprising the Properties. In the event that
(i) the Parties allocate the Purchase Price among categories of assets comprising the Properties or (ii) the Purchase Price is adjusted following the Closing Date, Seller and Buyer shall adjust the allocations reflected in
Schedule 5.03 to reflect such allocations of Purchase Price respecting each category of asset as Buyer and Seller shall agree to reflect the Purchase Price adjustments. The allocations described in this Section 5.03 will be used by Seller and Buyer as the basis for reporting asset values and other items for purposes of all required tax or information returns and reports, including Federal Form 8594. Except with respect to those allocations that are subject to a pending dispute, Seller and Buyer agree not to assert, in connection with any tax reporting or tax audit, any asset values or other items inconsistent with either (i) the allocations set forth on Schedule 5.03, as adjusted, or (ii) the decision of the arbitrators made in accordance with Article 10. If Seller and Buyer have not agreed upon allocations for each asset category on or before the Closing Date, the allocations that remain in dispute shall be submitted for review and resolution in accordance with Article 10.

                                   ARTICLE 6.

                                  Title Matters

      Section 6.01. Additional Title Opinions. In addition to the Information to be conveyed and delivered to Buyer upon execution of this Agreement and as promptly as practical thereafter as provided in Section 5.01 (a) above, Seller shall after the Closing Date cooperate with Buyer to cause division order title opinions covering the Units included in the Properties and identified in
Schedule 6.01(a) to be prepared and delivered to Buyer at Buyer's sole cost and expense.

                                   ARTICLE 7.

                              Conditions to Closing

      Section 7.01. Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction or waiver of the following conditions:

            (a) Validity of Representations. All representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing Date, and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer on or prior to the Closing Date.

            (b) Opinion of Counsel. Seller shall have received an opinion, dated as of the Closing Date, from Buyer's counsel, in form and substance as substantially set forth in Exhibit H hereto.

            (c) Delivery of Documents. Buyer shall have duly executed and delivered to Seller at the Closing, this Agreement and such other documents as are contemplated to be delivered by Buyer to Seller at the Closing pursuant to this Agreement.

            (d) Payment. Buyer shall have delivered the Closing Payment at the Closing, as provided in Section 8.03(b), below.

      Section 7.02. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject at the option of Buyer, to the satisfaction or waiver of the following conditions:

            (a) Validity of Representations. All representations and warranties of Seller contained in this Agreement shall be true and correct, and Seller shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Seller on or prior to the Closing Date.

            (b) Opinion of Counsel. Buyer shall have received an opinion dated as of the Closing Date from Seller's counsel, in form and substance as set forth in Exhibit I hereto.

            (c) Encumbrances. Buyer shall have received evidence satisfactory that all Seller's Encumbrances, except Permitted Encumbrances, have been released and that, except as described in Schedule 4.01(s), the Properties are not subject to, or involved in any lawsuits, disputes or controversies that would have a reasonable possibility of having an adverse effect on their ownership or value.

            (d) Delivery of Documents. Seller has duly executed and delivered to Buyer at Closing, this Agreement, the Conveyance, the Assignment, the Bill of Sale, the Pipeline Easement Assignment and such other documents as are contemplated to be delivered by Seller to Buyer at the Closing pursuant to this Agreement.

      Section 7.03. Conditions to Obligations of Seller and Buyer. The obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement are subject, at the option of each party, to the satisfaction or waiver by each party of the following conditions:

            (a) Prohibition of Transactions. No law or similar action shall exist or shall have been adopted or taken, and no judicial or administrative decision shall have been entered (whether on a preliminary or final basis), that would prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement or make illegal the payments due hereunder.

            (b) Consents of Third Parties. Except as set forth on Schedules 4.01
(h)(ii) and 4.01(dd), all necessary consents, permissions, novations and approvals by third parties or governmental authorities in connection with the sale and transfer of the Interests and in connection with the transfer of all permits and licenses necessary for the operation of the Interests and all necessary waivers of preferential and similar rights and third parties to purchase any portion of the Interests shall have been obtained on or prior to the Closing Date (other than routine governmental consents typically received after consummation of transactions of the nature contemplated by this Agreement). As indicated on Schedule 4.01(dd), the State of Michigan must consent to any assignment of oil and gas leases of which it is the lessor. The assignment of State leases must be made using an approved State lease assignment form. The State of Michigan leases to be acquired by Buyer from Seller are identified on Schedule 2.01-1 and by Exhibit A to the Assignment. Seller shall prepare assignments of such leases to Buyer covering all of Seller's rights in and to the Antrim Formation with Seller retaining its interest in and to the Deep Formations, using the required State lease assignment form.

            (c) With respect to State of Michigan oil and gas leases, the necessary MDNR forms will be executed to constitute Buyer as the "responsible lessee" under all State of Michigan leases originally taken in the name of Seller, or in which Seller is otherwise listed on the MDNR's records as "responsible lessee."

                                   ARTICLE 8.

                                     Closing

      Section 8.01. Date of Closing. Subject to the conditions stated in this Agreement, the Closing shall be held on or before February 28, 2006, or at such other later time as Buyer and Seller may agree upon. The date Closing actually occurs is herein called the "Closing Date".

      Section 8.02. Place for Closing. The Closing shall take place at the offices of Brandt, Fisher, Alward & Roy, P.C., attorneys at law, located in Traverse City, Michigan.

      Section 8.03. Closing Obligations. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others.

            (a) Execution and Delivery of Documents. Seller, and Buyer as indicated, shall, as appropriate, execute, acknowledge and/or deliver the following:

                  (i) The Assignment in form and substance as set forth in Exhibit B hereto (in sufficient counterparts to facilitate recording) conveying the Interests to Buyer (or to such Persons, and in such percentages. as Buyer may direct.)

                  (ii) A Bill of Sale in form and substance as set forth in Exhibit D hereto, conveying the Personal Property and Equipment, Information, and Contracts to Buyer.

                  (iii) A Conveyance in form and substance as set forth in Exhibit E, hereto, conveying the fee title interests included in the Properties to Buyer.

                  (iv) A Pipeline Easement Assignment as set forth in Exhibit G, conveying all existing easements for the Pipeline from Seller to Buyer.

                  (v) Evidence of the discharge of all Seller's Encumbrances, all consents required with respect to the transfer of the Properties other than routine governmental consents typically received after consummation of transactions of the nature contemplated by this Agreement and waivers of preferential purchase rights other than as set forth on Schedules 4.01(h)(ii) and 4.01(dd).

                  (vi) Certificate of Non-foreign Status executed by each Seller in the form set forth in Exhibit J.

            (b) Delivery of Closing Payment. Buyer shall deliver the Closing Payment by wire transfer of immediately available funds as directed by Seller, pursuant to disbursement instructions to be provided to Buyer not less than 24 hours prior to Closing.

            (c) Possession of Interests. Seller shall deliver to Buyer possession of the Properties; provided however, Seller may continue to operate the Properties on an interim basis as provided in Section 9.01 below.

            (d) Files. Seller shall deliver to Buyer all Information relating to the Properties not previously delivered to Buyer.

                                   ARTICLE 9.

                            Obligations after Closing

      Section 9.01. Operation of Properties. In lieu of negotiating a contract operating arrangement between Seller, as operator of record, and Buyer, Seller shall continue until February 28, 2006 or until MDEQ and EPA transfer of operator approvals have been received, whichever is later, to act as operator of the Properties as provided in Section 5.01(d) above, under the terms of the operating agreements and other agreements relating thereto under which it has been assigned that responsibility in exchange for the fees described on Schedule
9.01. Seller agrees to cooperate fully in order to facilitate an orderly and expeditious transfer of operations and disbursement responsibilities with respect to the Properties. Specifically in connection with, but not in limitation of, the foregoing, Seller shall, as soon as practicable after the execution of this Agreement, begin efforts to obtain (prior to Closing, if possible) consent from all non-operators for the Buyer or its designee to become the operator of each Property if and when (or as soon as practicable after) Closing occurs and shall continue to collect proceeds of production during the interim period and shall be responsible for making disbursements, in accordance with its normal procedures (and at normal times) of such proceeds of production so collected to the parties entitled to same, with any proceeds of production thereafter collected by Seller to be promptly forwarded to Buyer, who shall thereafter account for same to the parties entitled thereto. Seller shall deliver to Buyer (i) as promptly as possible after Seller is in receipt of a copy of all approved transfer of operator notices from MDEQ and EPA, its Files for each Property (which shall include the name, social security number and applicable share of proceeds of production for each party to whom Seller is disbursing proceeds of production with respect to such property), (ii) as promptly as possible thereafter, its Files and suspense fund monies for all parties for whom it is holding proceeds of production in suspense, and all supporting material. Revenues have been or will be disbursed by Seller following its customary procedure relating to all production from the Units through the December 2005 production, which will be paid on or before the last week of February 2006. As to the gas sales receipts for production commencing for months after November 2005, at the request of Buyer, Seller shall authorize the first purchaser thereof to pay Buyer directly for Buyer's net revenue interest share of the proceeds with the remainder to be paid to Seller for disbursement following its customary procedures to the parties to whom payments are owed. As used herein, the term "Buyer's share" shall mean 100% of the proceeds of production for its Interests less (i) severance taxes and privilege fees, (ii) transportation, treating and marketing expenses, and (iii) applicable lease burdens for landowner's royalties, overriding royalties and any other expense free interests. The first purchaser shall advise Seller of the amount of the proceeds available for disbursement and Seller shall calculate and advise first purchaser of the amount of Buyer's share. Buyer shall assume responsibility for revenue distribution of the proceeds from the sale of January 2006 production and thereafter, with the first payments made with Buyer's normal revenue distribution processing for January production scheduled during March 2006. Seller represents and warrants that, except as to parties for whom funds are held in suspense, it has not received any claim or demand which would indicate that such information is inaccurate. Seller will process joint interest billing
(JIB) statements for costs and expenses incurred by Seller to be reimbursed by Buyer for the Properties through February 15, 2006 In addition, Seller may submit a March 2006 JIB for payment by Buyer covering that part of February during which it continued to act as operator of the Properties. Buyer agrees to pay such billings within 5 business days of receipt thereof, except that Seller will be responsible for any such costs and expenses incurred prior to the Effective Date for its Interests in the Properties. In the event the MDEQ and EPA transfers of operator approvals have not been received by February 28, 2006, Seller will continue to operate and each month identified above shall be adjusted forward a full month until the month in which the transfer of operator approvals are received.

      Section 9.02. Sales Taxes; Recording & Audit Fees. Buyer shall pay all sales and use taxes occasioned by the sale of the Properties. Buyer shall pay all transfer and audit fees occasioned or required by the purchase of the Properties and Buyer shall also pay all filing and recording fees required in connection with the filing and recording of the Operative Documents described in
Section 8.03(a), above.

      Section 9.03. Indemnifications. Subsequent to Closing:

            (a) Buyer's Indemnity. Buyer shall, and hereby does, defend, indemnify and save and hold harmless Seller from and against any and all claims, costs, judgments, expenses, requests for compensation, contribution, remediation, liability, asserted by any private individual, including a Lessor or any Governmental Authority (including, without limitation, reasonable attorneys' fees) (collectively a "Seller Indemnified Loss") of any type or nature whatsoever other than consequential damages which may be incurred by Seller from or after the Closing Date that are attributable to or result from:

                  (i) failure or breach of any representation or warranty made by Buyer in Article 4 hereof or in any document or instrument made and delivered by Buyer in connection herewith; provided, however, that except with respect to losses, costs and expenses resulting from claims or demands by parties other than Seller, this indemnity shall be limited to failures or breaches that are occasioned by intentional misrepresentation or fraud of Buyer; and

                  (ii) any Seller Indemnified loss arising from or relating to ownership or operation of the Properties, Leases and Wells from and after the Closing Date except as a result of Seller's gross negligence in performing or failing to perform its duties under Section 9.01 above; including, if applicable but not limited to, liabilities or obligations arising from or related to Buyer's use of Sellers well permits to operate the Properties acquired hereunder pending approval by the Michigan DEQ and EPA of the transfer of such permits to Buyer.

            (b) Seller's Indemnity. Seller shall and hereby does defend, indemnify and save and hold harmless Buyer from and against any and all claims, costs, judgments, expenses, requests for compensation, contribution, remediation, liability, asserted by any private individual, including a Lessor or any Governmental Authority and liabilities resulting in loss or damage actually sustained by Buyer (including without limitation, reasonable attorneys' fees) (collectively, a "Buyer Indemnified Loss") of any type or nature whatsoever other than consequential damages which may be incurred by Buyer from or after the Effective Date that are attributable to or result from:

                  (i) failure or breach of any representation or warranty made by Seller in Article 4 hereof or in any document or instrument made and delivered by Seller in connection herewith; provided, however, this indemnity shall be limited to failures or breaches that are occasioned by intentional misrepresentation or fraud of Seller. For the purposes of this subparagraph (i), an assignee of all or part of Buyer's interest in the Properties shall not be treated as a third party and shall have only the same rights to Seller's Indemnity as does Buyer; and

                  (ii) any liability or obligation arising as a result of Seller's gross negligence in performing or failing to perform its duties under
Section 9.01 above.

            (c) Neither party shall be entitled to indemnification from the other party under this Section 9.03 unless and until the aggregate amount of the indemnified losses suffered by that party exceeds One Hundred Thousand and No/100 Dollars ($100,000.00) (the "Indemnity Threshold"), in which ease the indemnified party shall be entitled to the entire amount of such claims from the other party, including the Indemnity Threshold; provided, however, that the Indemnity Threshold shall not apply to claims for indemnification by Seller relating to liabilities or obligations arising from or related to Buyer's use of Seller's well permits to operate the Properties pending approval of the transfer of such permits by the Michigan DEQ or Federal EPA.

            (d) Seller's indemnification relating to liabilities or obligations arising from or relating to ownership or operations of the Properties by Seller or its agents prior to Closing shall be limited to the percentage share of that liability that Seller would have been required to bear if the assignments and transfers contemplated by this Agreement had not occurred.

      Section 9.04. Further Assurances. After the Closing Date, each party at the request of the other and without additional consideration, shall execute and deliver or shall cause to be executed and delivered from time to time such further instruments of conveyance and transfer and shall take such other action as the other party may reasonably require to convey and deliver the Properties to Buyer, to perfect Buyer's title thereto, and to accomplish the orderly transfer of the Properties to Buyer in the manner contemplated by this Agreement.

      Section 9.05. Survival of Representations, Warranties and Indemnification Obligations. The indemnification obligations contained in Section 9 shall survive the Closing and expire six (6) months following the Closing Date; provided, however, that if at the stated expiration of any indemnification obligation there shall be pending any indemnification claim by a party, such party shall continue to have the right to seek indemnification with respect to such claim notwithstanding such expiration.

      Section 9.06. Access to Information. From and after the Closing Date, upon Seller's reasonable request, Buyer shall provide Seller access during reasonable business hours to the files and records delivered to Buyer pursuant to Section 8.03(d) of this Agreement and files and records generated after Closing concerning pre-Closing periods in connection with any claim asserted by a third party against Seller relating to the Properties, including, without limitation, tax claims and legal proceedings.

      Section 9.07. Limitation of Action. Other than indemnification under
Section 9.03 or Post-Closing Adjustments of the Purchase Price under Section 3.03, neither Seller nor Buyer shall have any cause, claim or action, of whatsoever nature or kind, against the other relating to or arising out of negotiation or consummation of this Agreement.

      Section 9.08. Post-Closing Audits and Disputes. Prior to Closing, the Properties in which Seller owned Interests that are being conveyed to Buyer pursuant to this Agreement were co-owned by Seller and Buyer and operated at their joint expense by either Seller or Buyer. Buyer and Seller have certain rights pursuant to their previous agreements relating to such properties to audit the records relating to such activities. The Parties agree that both Buyer and Seller shall release and do hereby release all additional audit rights that either party may have pursuant to their prior agreements as to all periods through Closing. The Parties agree that all joint billing disputes between them relating to all such periods prior to Closing are settled as an element of this Agreement.

                                   ARTICLE 10.

                               Dispute Resolution

      Section 10.01. Resolution of Disputes. Any disagreement between Buyer and Seller hereunder or under the transactions contemplated hereby shall be submitted and settled by arbitration in Traverse City, Michigan, pursuant to the then-prevailing rules of the American Arbitration Association. The arbitrators shall consist of one person selected by Buyer, one person selected by Seller and one person selected by the two arbitrators so selected. At least one of the arbitrators shall be a lawyer having at least ten years of experience in the oil and gas industry. The Chief Arbitrator shall be a lawyer. In the event that the arbitrators selected by Buyer and Seller are unable jointly to select a third arbitrator, Buyer and Seller (or the arbitrators selected by them) shall request that the American Arbitration Association designate such third person. The decision of arbitrators pursuant to this Article 10 shall be final and binding upon Buyer and Seller, and judgment upon any such decision may be entered in any court that would ordinarily have jurisdiction over Seller or Buyer, as the case may be, and the subject matter of such arbitration. The fees and expenses of the arbitrators incurred in connection with the review and determination of any disputed matter and the aggregate fees and expenses incurred by Seller and Buyer in connection with such arbitration shall be borne equally between the Seller and the Buyer unless otherwise directed by the arbitrators. Buyer and Seller waive all rights to claim or seek punitive damages as a result of any disagreement between or among them arising hereunder or under the transactions contemplated hereby.

                                   ARTICLE 11.

                                  Miscellaneous

      Section 11.01. Exhibits and Schedules. The Exhibits and Schedules are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement and its counsel has received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.

      Section 11.02. Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by Buyer and Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, but without limitation, legal and accounting fees, costs and expenses.

      Section 11.03. Notices. All notices hereunder shall be by personal delivery, nationally recognized overnight courier, or by certified mail return receipt requested. Notice shall be deemed to have been made upon delivery to the address shown below. The telefax numbers set forth below are for convenience only and the delivery of telefaxes (or the receipt thereof) shall not be deemed sufficient for purposes of giving notice hereunder.

                   If to Buyer          Aurora Antrim North, LLC
                                        4110 Copper Ridge, Suite 100
                                        Traverse City, MI 49684
                                        ATTN:  William W. Deneau
                                        Telefax No.: (231) 933-0757

                   With copy to:        James M. Leibenguth
                                        Leibenguth, Boos & Associates, P.C.
                                        3220 Racquet Club Drive
                                        Traverse City, MI 49686
                                        Telefax No.: (231) 947-2939

                   It to Seller:        O.I.L. Energy Corp.
                                        954 Business Park Drive, Suite 5
                                        Traverse City, MI 49685
                                        ATTN: Michael N. Coy
                                        Telefax No.:  (231) 941-8710

                   With copy to:        Donald A. Brandt
                                        Brandt, Fisher, Alward & Roy, P.C.
                                        1241 East Eighth Street, P. O. Box 5817
                                        Traverse City, MI 49696-5817
                                        Telefax No.:  (231) 941-9568

Either party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

      Section 11.04. Amendment. This Agreement may not be altered or amended, or any rights hereunder waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall he deemed to be, or construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

      Section 11.05. Assignment. Neither Buyer nor Seller may assign its rights or delegate its duties or obligations under the terms of this Agreement without the prior written consent of the other party.

      Section 11.06. Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

      Section 11.07. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

      Section 11.08. Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Michigan without regard to principles of conflict of laws.

      Section 11.09. Entire Agreement. This Agreement and the documents executed pursuant hereto (including the Exhibits and Schedules hereto and thereto) constitute the entire understanding between the parties with respect to the subject matter hereof, superseding and merging herein all disputes, claims, causes, negotiations, prior discussions and prior agreements and understandings relating to such subject matter including all operations of the Properties by Seller prior to the Closing. Seller and Buyer have not made any representations to each other except as specifically set forth in this Agreement (including the Exhibits and Schedules hereto) and none will be deemed to have been made unless made in writing.

      Section 11.10. Parties In Interest. This Agreement shall be binding upon, and shall inure to the benefit of the Parties and, except as otherwise prohibited, their respective successors and assigns, and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

      Section 11.11. Severability. In case any provision or obligation in or under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provisions or obligations in any other jurisdiction, shall not in any way be affected or impaired thereby.

      Section 11.12. Conflict Between Agreement and Other Operative Documents. In the event of a conflict between the provisions of this Agreement and the provisions of any of the other Operative Documents, the provisions of this Agreement shall control.

      Section 11.13. Public Announcements. Each party hereto shall obtain the written consent of the other Party hereto prior to any public announcement by such party regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby; provided however, the foregoing shall not restrict disclosures by any party in compliance with applicable securities or other laws or in compliance with existing loan or other agreements binding such party (or its Affiliates) in such party's discretion.

      IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first above mentioned.



                                     SELLER:

                                     NORAM ENERGY, L.L.C., a Michigan
                                     limited liability company

                                     By: Provins Family, LLC, a Michigan
                                         limited liability company

                                     By:
                                        ------------------------------------
                                        T. Dwain Provins, Trustee of the
                                        T.D. Provins Trust UAD 11/9/94

                                     Its: Member

                                     By:
                                        -----------------------------------
                                        Michael N. Coy

                                     Its: Member

                                     PROVINS FAMILY, L.L.C., a Michigan
                                     limited liability company


                                     By:
                                        ----------------------------------------
                                        T. Dwain Provins, Trustee of the
                                        T.D. Provins Trust UAD 11/9/94
                                     Its: Member


                                     O.I.L. ENERGY CORP., a Michigan corporation

                                     By:
                                        ----------------------------------------
                                        Michael N. Coy
                                     Its: Member

                                     BUYER:

                                     AURORA ANTRIM NORTH, L.L.C., a Michigan
                                     limited liability company

                                     By: Aurora Energy, Ltd.

                                     Its: Manager

                                     By:
                                        ----------------------------------------
                                        William W. Deneau
                                        Its: President